Exhibit 99

For Immediate Release Tuesday, January 20, 2004	Contact Information Investors: Roberto R. Thomae (210) 496-5300 ext. 214, bthomae@txco.com Media: Paul Hart (210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations; Announces Initial 2004 CAPEX Plan

              SAN ANTONIO - Jan. 20, 2004 - The Exploration Company (Nasdaq:TXCO) today provided a year-end operations update on its 480,000-acre lease block in the Maverick Basin of Southwest Texas. It also announced an initial, $23.4 million capital expenditure budget for 2004.

              TXCO's net daily production at year end was 1,197 barrels of oil per day (BOPD) and 8.9 million cubic feet of natural gas per day (MMcfd), up from a 2002 exit rate of 1,036 BOPD and 7.8 MMcfd. For 2003, cumulative net production totaled 4.83 billion cubic feet equivalent (Bcfe), a 10.5 percent increase from 4.37 Bcfe in 2002. The Company's production at year end was 44 percent crude oil and 56 percent natural gas.

              TXCO drilled or participated in 80 wells last year, including 71 new wells and nine re-entries or recompletions - nearly double the activity in 2002 and an all-time Company record. Some 56 wells were completed, 23 were in progress at Dec. 31 while one was dry. TXCO participated in 13 wells during fourth-quarter 2003 despite a hunting season drilling moratorium on several leases. Current drilling and operating highlights include:

Jurassic

              Perforating and testing are now under way on the Taylor 132-1 Jurassic wildcat following delays encountered by TXCO's operating partner, Blue Star Oil & Gas Ltd., when approximately 4,000 feet of drillpipe was inadvertently left in the wellbore while cementing the final casing liner. The well found multiple, potentially productive intervals in the Jurassic and provided valuable geologic information about the formation, which should prove helpful in drilling future wells. TXCO believes that logging indicates the presence of the best porosity and most attractive completion targets are above 18,000 feet. With a total depth of 22,400 feet, the operator must carefully evaluate more than a mile of Jurassic-age zones, starting from the bottom up. Perforating and testing the multiple zones in succession, a process that has just begun, could continue for another 30 to 90 days. Management is cautiously optimistic that the well could ultimately be completed as a commercial producer of hydrocarbons from the Jurassic formation.

              Final plans for a proposed second Jurassic well await testing and completion results of the Taylor well. TXCO holds rights to the Jurassic on approximately 300,000 acres of its Maverick Basin lease block with numerous potential locations identified by the Company's extensive seismic studies.

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Georgetown

              On the Pena Creek lease block, the Company placed the Myers 1-684 (50% working interest) on production at the end of December, flowing 3.1 MMcfd and 40 BOPD from the Georgetown formation. It marks TXCO's third successful horizontal Georgetown gas well in a row. Earlier in December, the Kothman 1-673 (50% WI) went on production from the Georgetown and was flowing 1.8 MMcfd and 23 BOPD at Dec. 31. The first of the three, the Vivian 1-687 (50% WI), started production in October and by early January had cumulative production of 246 million cubic feet of gas and 2,000 barrels of oil and had achieved payout. At year end, the Vivian well was flowing at 2.2 MMcfd and 18 BOPD.

              Drilling began on the Covert 1-690 horizontal well in late December. In January tests, the well flowed at the rate of 826 thousand cubic feet per day (Mcfd) with no oil on a 15/64-inch choke with 650 psi flowing tubing pressure prior to an anticipated acid treatment. TXCO drilled these four wells using a new seismic processing technique that more accurately predicts formation faults and fractures. By using this technique, the Company has initially identified several hundred potential Georgetown well locations across its lease block. Since the Georgetown is a fractured reservoir, it is difficult to predict ultimate reserves for each well as such reservoirs typically have high initial production rates, which fall to lower, sustained rates. Overall, TXCO drilled or re-entered 18 Georgetown wells in 2003 with only the last four wells utilizing the new technique.

              TXCO has spudded its first two horizontal Georgetown wells in 2004, the Kothman 1-691 and the Paloma 2-133, both using the same technique. Gross Georgetown production on TXCO's lease block reached 7.8 MMcfd and 227 BOPD from 27 wells at Dec. 31, up from 1 MMcfd and 16 BOPD from 13 wells at year-end 2002.

Glen Rose Oil

              The hunting season drilling moratorium halted Glen Rose porosity interval drilling on TXCO's Comanche lease in November. The Company (50% WI) and its operating partner, Saxet Energy Ltd., plan to resume drilling in February after the moratorium expires this month.

              At Dec. 31, gross production from the Comanche Halsell (6500) Field stood at 1,317 BOPD and 9,195 barrels of water per day (BWPD) from 16 producing wells. The 2002 exit rate was 1,720 BOPD and 3,600 BWPD from seven producing wells. During 2003, six horizontal wells and seven vertical wells - drilled to delineate the areal extent of the porosity's oil-bearing rock - were drilled, raising the combined number of wells since the oil play's discovery in February 2002 to 27. Saxet drilled five of the 2003 horizontal wells 50 to 150 feet above the porosity interval, only intersecting and draining those faults that extended above the zone. These wells have not responded as expected, contributing to the overall decline in field production late in the year. TXCO engineers have believed for some time that drilling horizontal laterals parallel to, rather than crossing faults, while staying within the porosity zone, could result in enhanced oil production from this complex reservoir. The Company has proposed using this technique for 2004 drilling in the porosity interval. Cumulative gross oil production has surpassed 1.4 million barrels of oil to date. The project remains very profitable and economics should improve as the partners better define the expansive play and perfect drilling techniques used to tap the oil in the formation.

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Horizontal Glen Rose Shoal

              TXCO continued its successful horizontal Glen Rose shoal drilling program last year, drilling 11 successful gas wells in a row (47% to 62% WI). The Kincaid 1-220 (100% WI), drilled on a new shoal complex, currently is pending completion. Three horizontal Glen Rose shoal wells started production in the fourth quarter. At Dec. 31, gross production from the Chittim E. (Rodessa 5300) Field was 9.7 MMcfd and 58 BOPD, compared with 7.6 MMcfd and 45 BOPD at year-end 2002.

San Miguel Waterflood

              The Company had continuing success with its Pena Creek infill drilling program (100% WI) last year, drilling and completing 21 of 23 wells - surpassing its original, 15-well target. Four wells went on production in the fourth quarter, raising production to 463 BOPD and 1,404 BWPD at Dec. 31, up from 262 BOPD and 651 BWPD at year-end 2002.

              TXCO continues to expect significant new San Miguel oil reserve additions. The Company's internal geologic, seismic and engineering reviews of the field have identified more than 80 potential infill locations to date. The Company expects to establish a significant number of additional infill locations as warranted by ongoing drilling results. Meanwhile, testing continues on the economic potential of two additional, overlying San Miguel sands.

Coalbed Methane

              Gas production continues to rise as TXCO proceeds with the dewatering phase of its Olmos/coalbed methane (CBM) project. At Dec. 31, 36 wells were producing 208 Mcfd of natural gas and 1,837 BWPD, compared with 165 Mcfd and 1,319 BWPD from 34 wells at the end of September 2003. A few wells have had notable gas production increases in recent months, indicative of dewatering progress. The Company continues to believe that the CBM project will result in significant reserve and production growth in the future.

Escondido

              TXCO drilled five Escondido wells (100% WI) in 2003 on the eastern portion of its Comanche lease. Of these, three are on production, one is shut in and one is abandoned. These producing wells flowed an average of 132 Mcfd at Dec. 31. The low cost associated with drilling at these shallow depths provides attractive development opportunities. Economic development of the shallow, Escondido/Olmos sands, located at approximately 800 to 1,000 feet, will accelerate as pipeline infrastructure grows along with the development of additional Georgetown gas production in the area.

Seismic Database Expansion

              The Company completed a 3-D seismic survey covering more than 37 square miles of its Burr lease block in the fourth quarter. Initial interpretation has identified numerous drillable locations in the Georgetown, Glen Rose and Jurassic intervals. The Company now holds 3-D seismic data covering more than 720 square miles, or more than 95 percent of its 750-square-mile (480,000-acre) Maverick Basin lease block.

2004 CAPEX

              TXCO's initial capital expenditure program has been set at approximately $23.4 million. About 82 percent of the budget, or $19.2 million, has been earmarked for drilling 51 new wells and four re-entries targeting five horizons. The remainder of the capital budget will go toward seismic acquisition, pipeline and infrastructure improvements. The budget may expand or contract based on drilling results, operational developments, unanticipated transaction opportunities, market conditions, commodity price fluctuations and working capital availability.

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              Approximately $9.3 million will go to an expanded Georgetown drilling program. The budget calls for 25 wells, up from the 18 wells drilled in 2003. On the Glen Rose porosity oil play, TXCO has initially budgeted $4 million for eight new wells and four re-entries.

              In the Pena Creek Field, the budget sets aside $2.7 million for 10 new wells as the Company continues its successful San Miguel waterflood expansion. An additional $500,000 has been allocated for injection well conversions. Other proposed projects include eight Glen Rose shoal or reef wells valued at $3.2 million. Provisions for CBM project expenditures have been excluded from the initial budget as TXCO continues evaluation of the dewatering program now under way.

              TXCO's 2004 drilling budget also does not include expenditures for a second Jurassic well as the Company would have a 25 percent carried working interest should a second Jurassic well be drilled by Blue Star.

Management's Perspective

              "We had the most ambitious drilling program in the Company's history in 2003, setting the stage for our 2004 CAPEX target, which should be the second-largest drilling program in the Company's history," said James E. Sigmon, president and CEO. "Our multi-play/multi-pay strategy in the Maverick Basin offers numerous - and promising - horizons to explore and develop. Although 2003 drilling results did not completely fulfill our expectations, I'm particularly encouraged by the recent improvement in results of our Georgetown horizontal well program. We expect to increase our focus on this expanding play.

              "Testing started recently on Blue Star's Jurassic well and we remain cautiously optimistic about the potential of this unexplored formation. A successful Jurassic well could redefine the productive potential of the Maverick Basin for years to come. The Glen Rose porosity interval continues to be a technical challenge. Our talented staff of geologists, geophysicists and engineers have developed interpretive and mechanical techniques that we believe will greatly enhance oil recovery while minimizing water production. We look forward to employing these methods when we resume drilling next month."

TXCO Yearly and Quarterly Production Volumes
	Annual 2003	Annual 2002	% chg.	4Q 2003	3Q 2003	% chg.	4Q 2002	% chg. 4Q03 / 4Q02
Natural Gas / MMcf	2,108	2,487	-15.2%	586	475	23.4%	571	2.5%
Oil / Bbls	454,043	314,439	44.4%	106,092	125,778	-15.7%	102,037	4.0%

Natural Gas Equivalents MMcfe	4,832	4,373	10.5%	1,222	1,230	-0.6%	1,184	3.3%
Oil Equivalents BOE	805,391	728,907	10.5%	203,698	205,003	-0.6%	197,279	3.3%

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2003 Earnings Announcement

TXCO plans to release its 2003 earnings statement on or about March 5.

About The Exploration Company

              The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

              Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

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